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                                                                       EXHIBIT 4

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF 3%
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                            AMERADA HESS CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         We, the undersigned, John B. Hess, Chief Executive Officer and Carl T. Tursi, Secretary of Amerada Hess Corporation, a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

         RESOLVED, that the Corporation be, and hereby is, authorized to arrange for the issuance, in connection with the Merger, of 3% Cumulative Convertible Preferred stock with a liquidation value of $50 per share and a conversion ratio equal to (x) $50 divided by (y) 1.23 times the average of the closing prices of the Corporation's common stock on the 15 business days immediately preceding closing of the Merger (the "3% Cumulative Preferred"); and

         FURTHER RESOLVED, that the Corporation establish a Committee of the Board to consist of John B. Hess, Chairman of the Board, John Y. Schreyer, Executive Vice President and Chief Financial Officer and J. Barclay Collins, Executive Vice President and General Counsel which shall have all powers of the Board in connection with the 3% Cumulative Preferred and shall be and hereby is authorized to determine the rights and preferences of the 3% Cumulative Preferred;

and that such Committee of the Board of Directors of the Corporation resolved that each share of such series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

         1. Designation of Series and Number of Shares. This series of the Preferred Stock shall be designated "Preferred Stock, 3% Cumulative Convertible Series", to consist of 330,000 shares. The Board of Directors is hereby authorized by resolution, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of the 3% Cumulative Preferred.

         2. Dividends. The holders of shares of the 3% Cumulative Preferred shall be entitled to receive cumulative dividends at the rate of $1.50 per share per annum in cash, and no more, except to the extent otherwise permitted by Paragraph 7, payable quarterly on the last days of January, April, July and October in each year. Such dividends shall accrue and become cumulative, whether or not earned or declared, as to all shares of the 3% Cumulative
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Preferred issued on the date of the filing under the laws of Delaware of the
Agreement and Plan of Merger dated as of February 10, 2000 between Amerada Hess Corporation and The Meadville Corporation, and, as to each share of the 3% Cumulative Preferred issued thereafter, from such date as shall make the dividend rights of such share the same as the dividend rights per share of the then outstanding shares of the 3% Cumulative Preferred. Dividends will accumulate to the extent they are not paid on the payment date for the quarter to which they relate. Such accumulated unpaid dividends will accrue and cumulate at a rate of 3% per annum. The Corporation will take all reasonable actions required or permitted under Delaware law to permit the payment of dividends on the 3% Cumulative Preferred.

         Except as to dividends permitted by Paragraph 7, in case dividends for any quarterly dividend period on all shares of the 3% Cumulative Preferred and all shares of all other series of Preferred Stock ranking on a parity with the 3% Cumulative Preferred as to dividends are not paid in full, all shares of the 3% Cumulative Preferred and of all such other series shall participate ratably in the payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled, provided, however, that no dividend shall be paid on any such other series for any dividend period until dividends payable on the 3% Cumulative Preferred for all dividend periods prior to the first dividend period of any such other series shall have been paid, or declared and set apart for payment, in full.

         So long as any shares of the 3% Cumulative Preferred are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends or make any other distribution on junior stock (being common stock, $1.00 par value of the Corporation (the "Common Stock") or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) and shall not redeem (whether through the operation of a sinking fund or otherwise), purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of such junior stock, or create any sinking fund for the acquisition of any shares of any such junior stock, if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall not have declared and paid upon, or declared and set apart a sufficient sum for the payment of all dividends for all preceding dividend periods on all outstanding shares of the 3% Cumulative Preferred (provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of such junior stock in exchange for, or out of the net proceeds from the substantially concurrent sale or other issue of, other shares of such junior stock), and the Corporation shall not redeem (whether through the operation of a sinking fund or otherwise), purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any series of the preferred stock (collectively, the "Preferred Stock"), or any other class of stock of the Corporation, ranking as to dividends on a parity with the 3% Cumulative Preferred, if at the time of making such redemption, purchase or acquisition the Corporation shall not have declared and paid upon, or declared and set apart a sufficient sum for the payment of all dividends for all preceding dividend periods on all outstanding shares of the 3% Cumulative Preferred (provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of such series or class in exchange for, or out of the net proceeds from the substantially concurrent sale or other

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issue of, other shares of such series or class.

         3. Redemption. The shares of the 3% Cumulative Preferred may not be redeemed before June 15, 2020. On and after the date, such shares may be redeemed by the Corporation at $50 per share plus an amount equal to all accrued and unpaid dividends thereon to and including the Redemption Date.

         4. Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and all amounts due in such event on any class or series of stock of the corporation ranking prior to the 3% Cumulative Preferred upon liquidation, the holders of the 3% Cumulative Preferred shall be entitled to receive, from the net assets of the Corporation upon voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, $50 per share; plus an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or other stock of the Corporation ranking junior to the Preferred Stock upon liquidation, provided that the right of the holders of the 3% Cumulative Preferred so to receive such amounts in any such event shall not constitute any restriction on the right, power of authority of the Board of Directors of the Corporation to declare and pay dividends or make any other distribution on the shares of the capital stock of the Corporation.

         If upon any such dissolution, liquidation or winding up of the affairs of the Corporation its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of the 3% Cumulative Preferred and all outstanding shares of stock of the Corporation ranking on a parity upon liquidation with the 3% Cumulative Preferred upon such dissolution, liquidation or winding up are entitled in such event, the entire remaining net assets of the Corporation shall be distributed among the holders of the 3% Cumulative Preferred and such other stock in amounts proportionate to the full amount to which they are respectively so entitled.

         Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 4.

5.       Voting Rights.

         (a) General. Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the shares of the 3% Cumulative Preferred shall be non-voting.

         (b) Special as Series. So long as any shares of the 3% Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least two-thirds of the aggregate number of shares of the 3% Cumulative Preferred at the time outstanding, voting or consenting, as the


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case may be, separately as a series, (1) alter or change any of the provisions of the 3% Cumulative Preferred, so as adversely to affect the preferences, special rights or powers given to the 3% Cumulative Preferred or (ii) create, authorize or issue any class of stock ranking prior to the 3% Cumulative Preferred with respect to dividends or upon liquidation, dissolution or winding up.

         (c) Right to Elect Directors. If and whenever dividends payable on the Preferred Stock shall be in default in an aggregate amount equivalent to six full quarterly dividends on all shares of the Preferred Stock at the time outstanding, the number of directors constituting the Board of Directors shall be increased by one and the holders of the Preferred Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class without regard to series, to elect one person to fill such directorships. Whenever such right shall have vested, it shall be exercised initially at the next following election of directors by the stockholders and shall continue until the dividends in default on the Preferred Stock shall have been paid in full or funds sufficient therefor set aside, and, when such dividends are paid or provided for, such right shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

         At any meeting held for the election of directors at which the holders of shares of Preferred Stock shall have the right, voting as a class, to elect directors as herein provided, the presence, in person or by proxy, of the holders of one-third of the number of shares of Preferred Stock at the time outstanding shall be required to constitute a quorum of such class for the election of any director by the holders of such class. At any such meeting or adjournment thereof, (i) the absence of a quorum of Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preferred Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by holders of shares of Preferred Stock voting as a class, and (ii) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The directors elected pursuant to this subparagraph (d) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify, provided, however, that when the right of the holders of the Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of Corporation shall thereupon be such number as may be provided for in the by-laws of the Corporation irrespective of any increase made pursuant to this subparagraph (d). During any period in which the holders of shares of Preferred Stock have the right to elect directors as provided for herein, any vacancy in the directors elected by the holder of the Preferred Stock shall be filed by the vote of the remaining director theretofore elected by the holders of the Preferred Stock.

6.       Conversion Rights.

         (a) Original Conversion Price. Subject to the provisions for adjustment hereinafter

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set forth, each share of the 3% Cumulative Preferred shall be convertible at the option of the holder thereof, at any time on or after May 15, 2000 upon surrender to any transfer agent for the 3% Cumulative Preferred of the certificate or certificates evidencing the shares so to be converted, into fully paid and nonassessable shares of Common Stock of the Corporation at a conversion ratio equal to (x) $50 divided by (y) 1.23 times the average of the closing prices of Common Stock on the fifteen business days immediately preceding May
15, 2000 (the "Conversion Ratio"). The right to convert shares of the 3% Cumulative Preferred called for redemption shall terminate at the close of business on the third business day prior to the Redemption Date. Upon conversion, no payment or adjustment shall be made for dividends on the shares of the 3% Cumulative Preferred so converted.

         (b) Adjustment of Conversion Ratio. The numbers of shares of Common Stock into which each share of the 3% Cumulative Preferred is convertible shall be subject to adjustment from time to time only as follows:

         (i) If the corporation shall hereafter pay a dividend or make a distribution in Common Stock to all holders of any outstanding class or series of Common Stock, the Conversion Ratio in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Ratio by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the numerator shall be the sum of such number of outstanding shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the record date. If any dividend or distribution of the type described in this provision (a) is declared but not so paid or made, the Conversion Ratio shall again be adjusted to the Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.

         (ii) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased and, conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (iii) If the corporation shall offer or issue rights, options or warrants to all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined below) on the record date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect at the opening of business on the date after such

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record date by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock subject to such rights, options or warrants would purchase at such Current Market Price and of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the total number of additional shares of Common Stock subject to such rights, options or warrants for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the record date fixed for determination of shareholders entitled to purchase or receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights or warrants the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, with the value of such consideration, if other than cash, to be determined by the Board of Directors.

         (iv) If the Corporation distributes to all holders of its Common Stock any of its assets or debt securities of the Company, the conversion ratio shall be adjusted in accordance with the formula:

                                               M
                                             -----
                               C' = C   X    M - F

where:
         C'=   the adjusted conversion ratio.
         C =   the current conversion ratio.
         M =   the current market price per share of Common Stock on the record date mentioned below.
         F =   the fair market value on the record date of the assets,
               securities, rights or warrants applicable to one share of Common
               Stock. The Board of Directors shall determine the fair market value in good faith.

        The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. This paragraph does not apply to cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Corporation. Also, this paragraph does not apply to rights or warrants referred to in paragraph (iii).


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         (v) In paragraphs (iii) and (iv), the Current Market Price per share of
Common Stock on any date is the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. In the absence of one or more such quotations, the Corporation shall determine the Current Market Price on the basis of such quotations as it considers appropriate.

         (vi) No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation dividend reinvestment plan. No adjustment need be made for a change in the par value or no par value of the Common Stock.

         (vii) The Corporation from time to time may increase the conversion ratio by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the conversion ratio is increased, the Corporation shall mail to Security holders a notice of the increase. The Corporation shall mail the notice at least 15 days before the date the increased conversion ratio takes effect. The notice shall state the increased conversion ratio and the period it will be in effect. An increase of the conversion ratio does not change or adjust the conversion ratio otherwise in effect for purposes of paragraphs (i) through (iii).

         (viii) If:

         (1) the Corporation takes any action that would require an adjustment in the conversion ratio pursuant to paragraphs (i), (ii) or (iii) and if the Corporation does not let holders of the 3% Convertible Preferred participate pursuant to paragraph (v);

         (2) the Corporation takes any action that would require an adjustment pursuant to paragraph (viii); or

         (3) there is a liquidation or dissolution of the Corporation,

the Corporation shall mail to holders of the 3% Convertible Preferred a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Corporation shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

         (ix) If the Corporation is a party to a merger or consolidation which reclassifies or changes its outstanding Common Stock or a transaction pursuant to which all or substantially all shares of Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property, the person obligated to deliver securities, cash or other assets upon conversion of shares of 3% Convertible Preferred shall provide that the holder of a share of 3% Convertible Preferred may convert it into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer or lease if he had converted the share immediately before the effective date of the transaction. Thereafter such shares shall be entitled to adjustments which

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shall be as nearly equivalent as may be practical to the adjustments provided for in this Section. The successor Corporation shall mail to holders of shares of 3% Convertible Preferred a notice briefly describing the provisions made. If this paragraph applies, paragraph (i) does not apply.

         (x) Any determination that the Corporation or the Board of Directors must make pursuant to this Section is conclusive unless made in bad faith.

         (xi) In addition, in the event that any other transaction or event occurs that is applicable to holders of Common Stock generally as to which the foregoing Conversion Ratio adjustment provisions are not strictly applicable but the failure to make any adjustments would adversely affect the conversion rights represented by the 3% Cumulative Preferred in accordance with the essential intent and principles of such provisions, then, in each such case, either (i) the corporation will appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or shareholders do not) have a direct or material indirect financial interest in the corporation or any of its subsidiaries, who has been, and, at the time it is called upon to give independent financial advice to the corporation, is not (and none of its directors, officers, employees, affiliates or shareholders are) a promoter, director or officer of the corporation or any of its subsidiaries, which will give their opinion upon or (ii) the Board of Directors shall, in its sole discretion, determine consistent with the Board of Directors' fiduciary duties to the holders of the corporation's Common Stock, the adjustment, if any, on a basis consistent with the essential intent and principles established in the foregoing Conversion Ratio adjustment provisions, necessary to preserve, without dilution, the conversion rights represented by the 3% Cumulative Preferred. Upon receipt of such opinion or determination, the corporation will promptly mail a copy thereof to the Holders of the 3% Cumulative Preferred and will, subject to the fiduciary duties of the board of Directors, make the adjustment described therein.

         (xii) No fractional share of stock of the Corporation shall be issued upon any conversion but, in lieu of the issuance of the fraction of a share to which the holder would otherwise have been entitled, there shall be paid to the holder of the shares of the 3% Cumulative Preferred surrendered for conversion, as soon as practicable after the date such shares are surrendered for conversion, an amount in cash equal to the same fraction of the market value of a full share of the shares to be received upon the conversion, unless the Board of Directors shall determine to adjust fractional shares by issue of fractional scrip certificates or in some other manner. For such purpose, the market value of the shares to be received upon the conversion shall be the last sales price thereof, regular way on the New York Stock Exchange, on the business day immediately preceding the date upon which the shares of the 3% Cumulative Preferred are surrendered for conversion, or, in case no such sale takes place on such day, the average of the closing bid and asked prices thereof, regular way on such Exchange on such day. If shares of the stock to be received upon conversion are not then listed on the New York Stock Exchange, such market value shall be determined in the manner fixed by the Board of Directors.

         (xiii) No adjustment in the number of shares into which each share of the 3%

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Cumulative Preferred is convertible shall be required unless such adjustment would require an increase or decrease of at least 1/100th of a share in the number of shares into which such share is then convertible; provided, however, that any adjustments which by reason of this subdivision are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         (xiv) Whenever any adjustment is required in the shares into which each share of the 3% Cumulative Preferred is convertible, the Corporation shall forthwith (A) file with the transfer agent or transfer agents for the shares of the 3% Cumulative Preferred a statement describing in reasonable detail the adjustment and the method of calculation used and (B) cause a copy of such notice to be mailed to the holders of record of the shares of the 3% Cumulative Preferred.

         (c) Reservation of Stock for Conversions. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares the full number of shares into which all shares of the 3% Cumulative Preferred from time to time outstanding are convertible, but shares held in treasury of the Corporation may be delivered, in the Corporation's discretion, upon any conversion of shares of the 3% Cumulative Preferred.

         (d) Issue Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue of shares on conversion of shares of the 3% Cumulative Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in such issue of shares in a name other than that in which the shares so converted were registered, and no such issue shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

         7. Dividends in Securities or Other Property. In the event the Corporation shall pay on any stock of the Corporation into which shares of the 3% Cumulative Preferred are at the time convertible, any dividend or other distribution consisting of securities, evidence of indebtedness or any other assets of any corporation other than the Corporation; it shall on the same date pay, on the shares of the 3% Cumulative Preferred, a dividend or distribution consisting of such securities, evidences of indebtedness or other assets in an amount per share equal to the amount thereof which the holder of a share of the 3% Cumulative Preferred would have been entitled to receive had the share held by him been converted immediately prior to the taking of a record of the holders of such share of the Corporation for the purpose of entitling them to receive such dividend or distribution, such dividend or distribution on the shares of the 3% Cumulative Preferred to be payable to the holders of share of the 3% Cumulative Preferred who are holders of record on the books of the Corporation on the same date as is used for the taking of a record of the holders of such stock of the Corporation for such dividend or distribution.

         8. Reports. The Corporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Upon the

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request of a holder of 3% Cumulative Preferred, the Corporation will furnish such Holder with a copy of such reports.

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                  IN WITNESS WHEREOF, AMERADA HESS CORPORATION has caused this
Certificate of Designations to be signed and attested to by the undersigned this 11th day of May. 2000.


                                             AMERADA HESS CORPORATION


                                             By:  /s/ John B. Hess
                                             Name: John B. Hess
                                             Title: Chief Executive Officer



         ATTEST:


         By:  /s/ Carl T. Tursi
         Name: Carl T. Tursi
         Title: Secretary

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